Exhibit 10.43

REVOLVING CREDIT NOTE

(Revolver Note)

$25,000,000.00	Tulsa, Oklahoma June 30, 2003

FOR VALUE RECEIVED, BETA OIL & GAS, INC., a Nevada corporation, and the successor via merger to Red River Energy, Inc., an Oklahoma corporation (“Beta Oil”), and BETA OPERATING COMPANY, L.L.C., an Oklahoma limited liability company, and the successor via merger and name change to Red River Energy, L.L.C., an Oklahoma limited liability company (“Beta Operating”) (Beta Oil and Beta Operating being collectively referred to herein as the “Borrowers”), hereby jointly and severally promise to pay to the order of BANK OF OKLAHOMA, NATIONALASSOCIATION (the “Bank”), at the Bank’s principal offices in Tulsa, Oklahoma, in lawful money of the United States of America, in immediately available funds, the principal sum of TWENTY-FIVE MILLION and NO/100 DOLLARS ($25,000,000.00), or so much thereof as shall have been advanced hereunder and remains unpaid on or before April 1, 2005, together with interest thereon from the date hereof on the unpaid balance of principal from time to time outstanding, and on any past due interest, at one of the variable annual interest Options set forth in the Credit Agreement hereinafter defined, which interest is due and payable as it accrues on the last day of each calendar month (including accrued interest on the Prior Note hereinafter defined), commencing July 31, 2003, through and including February 28, 2005, and at final maturity on April 1, 2005.

The rate of interest payable upon the indebtedness evidenced by this Note shall be a variable annual rate of interest equal from day to day to the (i) Applicable Prime Rate, as defined in the Credit Agreement, minus the applicable Base Rate margin as prescribed in the interest rate pricing matrix set forth in Section 2.8(a) of the Credit Agreement, or (ii) Libor-Rate, as defined in the Credit Agreement, plus the applicable Libor-Rate Margin as prescribed in the interest rate pricing matrix set forth in Section 2.8(a) of the Credit Agreement, but in no event at a rate which is greater than permitted by applicable law.  Reference is made to the Credit Agreement for a description of the procedures for exercising the Options and special provisions relating to Libor-Rate loans.  Borrowers stipulate and acknowledge that the applicable per annum interest rate pricing margins as of the date of this Note are: Base Rate minus 0.00% and Libor-Rate plus 2.200%.  Interest shall be computed on the basis of a year of 360 days, but assessed for the actual number of days elapsed.

Upon the occurrence of any Event of Default as described in the Revolving Credit Agreement dated August 5, 1998, between Red River Energy, L.L.C. (“Energy”), as borrower, and the Bank, lender, as amended by the First Amended and Restated Revolving Credit Agreement dated as of March 30, 1999, among Energy and Red River Field Services, L.L.C. (“Services”), as borrowers, and the Bank, as lender, as further amended by the First Amendment thereto dated as of February 1, 2000, as further from time to time, including without limitation, the Fifth Amendment thereto dated effective as of even date herewith, between and among the Borrowers and the Bank (said Revolving Credit Agreement and the First Amended and Restated Revolving Credit Agreement, as amended from time to time, including without limitation, the Fifth Amendment, and as the same may at any time be hereafter amended, extended, supplemented or modified and in effect being herein collectively called the “Credit Agreement”), the entire unpaid principal amount and all accrued and unpaid interest hereunder shall, at the sole option of the Bank, be accelerated and immediately become due and payable without notice by the Bank and shall bear interest computed at a variable annual rate equal to the Applicable Prime Rate plus six percentage points (6%) per annum. Upon default in the payment of any amount of interest payable hereunder, such interest shall, to the full extent permitted by law, bear interest at the same rate as principal.

This Revolving Credit Note is made pursuant to the Credit Agreement and is the Note therein described.  The Credit Agreement, among other things, contains prepayment provisions, provisions for collateral borrowing base calculations, borrowing limitations hereunder, mandatory principal prepayments, including MCR provisions affecting the maximum Revolver Commitment amount, and provisions for acceleration of the maturity hereof upon the events, terms and conditions therein specified.

This Note is secured by the Collateral described in the Credit Agreement and the Security Instruments which are described in the Credit Agreement (the “Security Instruments”) which have been executed by the Borrowers and delivered to the Bank.  This Note is cross-defaulted and cross-collateralized with that certain $3,350,000 Master ISDA Agreement (Guidance Line of Credit) between and among the Borrowers and the Bank (“ISDA Agreement”).  Reference is hereby made to the Security Instruments for a description of the property, assets and interests, thereby mortgaged, conveyed, pledged and/or assigned, as the case may be, the nature and extent of the security thereunder and the security interests, pledges or mortgage liens carried forward or created thereby, and the rights of the Bank (or the holder of this Note) and the Borrowers in respect thereof.

Should the indebtedness represented by this Note or any part thereof be collected at law or in equity or in bankruptcy, receivership or other court proceedings or this Note be placed in the hands of attorneys for collection after default, the Borrowers and any endorser or guarantor hereof agrees to pay hereunder, in addition to the principal and interest due and payable hereon, reasonable attorneys fees, court costs and other collection expenses incurred by the holder hereof.

The Borrowers hereby waive presentment for payment, demand, notice of nonpayment, protest and notice of protest with respect to any payment hereunder and agrees to any extension of time with respect to any payment due hereunder, to any substitution or release of the security or collateral described in the Security Instruments and to the addition or release of any party liable hereunder.  No delay on the part of the holder hereof in exercising any rights hereunder shall operate as a waiver of such rights.

Upon the occurrence of any default hereunder, Bank shall have the right, immediately and without further action by it, to set off against this Note all money owed by Bank in any capacity to each or any maker, guarantor, endorser or other person who is or might be liable for payment hereof, whether or not due, and also to set off against all other liabilities of the Borrowers, or either of them, to Bank all money owed by Bank in any capacity to each or any maker; and Bank shall be deemed to have exercised such right of set off and to have made a charge against such money immediately upon the occurrence of such default even though such charge is made or entered into the books of Bank subsequently thereto.

This Note is a replacement, extension and renewal of the $25,000,000 Revolving Credit Note from the Borrowers’ payable to the order of the Bank and dated as of March 15, 2002.  The indebtedness evidenced hereby shall be construed and enforced in accordance with and governed by the laws of the

State of Oklahoma.  This Note is executed by the undersigned duly authorized officer and manager of each the Borrowers and is delivered to the order of the Bank in Tulsa, Oklahoma.

BETA OIL & GAS, INC.

By
David A. Wilkins, President and Chief Executive Officer

BETA OPERATING COMPANY, L.L.C.

By
David A. Wilkins, President and manager

“Borrowers”

DUE: April 1, 2005